File No. 333-26513

811-08211

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 33  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 33  [X]

(Check appropriate box or boxes.)

Dreyfus Institutional Preferred Money Market Funds

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6400

Bennett A. MacDougall, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (n) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file a revised Rule 18f-3 Plan as Exhibit (n) to this Registration Statement on Form N-1A.

Parts A and B of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A filed on March 24, 2016, pursuant to Rule 485(a) under the Securities Act of 1933, as amended, are incorporated by reference herein.

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)(1) Registrant's Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (1) of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A, filed on June 5, 1997 ("Pre-Effective Amendment No.1").

(a)(2) Registrant's Articles of Amendment are incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed on October 12, 2000 ("Post-Effective Amendment No. 7").

(b)  Form of Amended and Restated By-Laws is incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed on July 28, 2011 ("Post-Effective Amendment No. 21").

(d)  Management Agreement, between the Registrant and The Dreyfus Corporation, dated July 14, 2010, as-revised April 24, 2014, is incorporated by reference to exhibit (d) of Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A, filed on July 28, 2015 (“Post-Effective Amendment No. 29”).

(e)(1) Form of Amended Distribution Agreement is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A, filed on July 29, 2010.

(e)(2) Forms of Service Agreements, is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on March 24, 2016 (" Post-Effective No. 32").

(g)(1) Form of Custody Agreement is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 21.

(g)(2) Amendment to the Custody Agreement is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 27 to the Registration Statement on form N-1A, filed on July 28, 2014.

(h)  Form of Transfer Agency Agreement is incorporated by reference to Exhibit (h) of Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A, filed on July 27, 2012.

(i)  Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (10) of Pre-Effective Amendment No. 1.

(j)  Consent of Independent Registered Public Accounting firm is incorporated by reference to exhibit (j) of Post-Effective Amendment No. 29.

(n)   Rule 18f-3 Plan, as amended, dated April 15, 2016.*

(p)(1) Code of Ethics, adopted by Registrant, dated November 3, 2014, is incorporated by reference to exhibit (p)(1) of Post-Effective Amendment No. 29.

(p)(2) Code of Ethics for the Non-management Board Members of the Dreyfus Family of Funds is incorporated by reference to Exhibit (p) (ii) of Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A, filed on May 28, 2010.

____________

*Filed herewith.

  Other Exhibits

(a) Powers of Attorney of directors and certain officers of Registrant, dated February 5, 2015 and April 30, 2015, are incorporated by reference to exhibit (a) of Post-Effective Amendment No. 29.

Item 29. Persons Controlled by or under Common Control with Registrant.

Not Applicable

Item 30. Indemnification

The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys' fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

Article EIGHTH of the Registrant's Agreement and Declaration of Trust and any amendments thereto, Article 10 of Registrant's Amended and Restated Bylaws and Section 1.10 of the Amended Distribution Agreement.

Item 31. Business and Other Connections of Investment Adviser.

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 – 3/15

		Chairman	2/13 - Present

	BNY Mellon Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	MBSC Securities Corporation++	Executive Vice President	3/15 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon***	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director	5/11 - Present 5/10 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present

	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Director	3/12 – 3/15

		Executive Vice President	12/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
Bennett A. MacDougall Chief Legal Officer	The Bank of New York Mellon Corporation ++	Associate General Counsel	6/15 - Present

	Deutsche Bank 60 Wall Street New York, NY 10005	Director and Associate General Counsel	6/05 - 6/15

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	11/08 - 6/15

Kim Mustin Executive Vice President – North American Distribution	MBSC Securities Corporation++	Chief Executive Officer	3/15 - Present
	MBSC Securities Corporation++	Director	10/14 - Present

	MBSC Securities Corporation++	Executive Vice President	10/14 - 3/15

	BNY Mellon Investments CTA, LLC*	Manager	3/15 - Present

	BNY Mellon Investments CTA, LLC*	President	3/15 - Present

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	9-14 - Present
	Alcentra US. Inc. ††††	Assistant Treasurer - Tax	9-14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IX, LLC ***	Assistant Treasurer	3/14 – 3/15

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Asset Recovery X, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery XIII, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/13 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

	BNY Capital Funding LLC ***	Assistant Treasurer – Tax	9/13 - Present

	BNY Investment Strategy and Solutions Group, LLC *	Assistant Treasurer – Tax	6/15 - Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer – Tax	10/13 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

	BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

	IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

	MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

	484Wall Capital Management LLC ***	Assistant Treasurer – Tax	10/13 – Present

	Airlease Incorporated †††	Assistant Treasurer – Tax	7/13 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

	Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

	APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

	AURORA-IRE, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

	BNY Cargo Holdings LLC***	Assistant Treasurer – Tax	7/13 – Present

	BNY Catair LLC †††	Assistant Treasurer – Tax	7/13 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Gator LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Housing I Corp. †††	Assistant Treasurer – Tax	7/13 – Present

	BNY Housing II LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Lease Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Partnership Funding LLC ***	Manager	11/14 – 6/15

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Rail Maintenance LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

	BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	BNY Wings, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Amherst Capital Management, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Colson Services Corp. ^	Assistant Treasurer – Tax	3/14 - Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 - Present

	EACM Advisors LLC ^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Access LLC ^^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer – Tax	1/14 - Present

	ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

	GIS Holdings (International) Inc. #	Assistant Treasurer – Tax	6/14 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer – Tax	5/13 – Present

	HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

	IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-AC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-BC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	IRE-SB, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	ITCMED, Inc. ***	Assistant Treasurer – Tax	6/13 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

	Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

	MBC Investments Corporation #	Assistant Treasurer – Tax	11/13 – Present

	MBSC Securities Corporation ++	Vice President – Tax	2/14 - Present

	MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 - Present

	Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

	Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

	Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

	Mellon International Leasing Company #	Assistant Treasurer – Tax	8/14 - Present

	Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

	Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

	Mellon Residential Funding Corporation ++++	Assistant Treasurer - Tax	4/14 - Present

	National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer – Tax	7/13 – Present

	Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

	Northern Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

	Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

	PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

	TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – Present

	USPLP, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

	MBNA PW PA Services LLC +	Treasurer	7/13 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

	Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

	BNY Community Development Enterprises Corp. ***	Vice President – Tax	4/13 – 5/14

	Asset Recovery I, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery VI, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery XII, LLC ***	Assistant Treasurer	3/13 - 11/13

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon ***	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Executive Vice President Senior Vice President	2/14 – Present 2/08 – 2/14

Anthony Mayo Vice President – Information Systems	MBSC Securities Corporation++	Chief Technology Officer	4/14 – Present

Kathleen Geis Vice President	BNY Mellon International Operations (India) Private Limited	Director	5/05 - Present

	BNY Mellon, National Association+	Managing Director	7/09 – 10/14

	Albridge Solutions, Inc.	Managing Director	7/11 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 – Present

	Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

	MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

	Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – Present

	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

	Technology Services Group, Inc. ^^^^^	Vice President - Real Estate	7/11 – Present
	Tennessee Processing Center LLC ^^^^^	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC^^^^^	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – 10/14

Claudine Orloski Vice President – Tax	Dreyfus Service Organization++	Vice President – Tax	8/14 – Present

	MBSC Securities Corporation++	Vice President – Tax	2/12 - Present

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/11 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery XIII, LLC***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/11 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

	Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

	MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

	484 Wall Capital Management LLC	Assistant Treasurer -Tax	10/13 – Present

	Airlease Incorporated †††	Assistant Treasurer -Tax	7/11 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

	Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

	Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

	Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

	Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

	APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

	AURORA-IRE, INC. †††	Assistant Treasurer -Tax	7/11 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

	BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

	BNY Cargo Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Catair LLC †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Gator LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Housing I Corp. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Housing II LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Investment Strategy and Solutions Group LLC *	Assistant Treasurer –Tax	6/15 – Present

	BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer –Tax	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

	BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Performance & Risk Analytics, Inc. (US) ^^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Rail Maintenance LLC ***	Assistant Treasurer –Tax	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

	BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

	BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

	Amherst Capital Management LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. ^	Assistant Treasurer –Tax	2/11 – Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	EACM Advisors LLC ^^	Assistant Treasurer –Tax	4/14 – Present

	Eagle Access LLC ^^^	Assistant Treasurer –Tax	1/12 – Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer –Tax	1/12 – Present

	ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

	GIS Holdings (International) Inc. #	Assistant Treasurer –Tax	4/12 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer –Tax	5/11 – Present

	HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

	IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-AC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-BC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-SB, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	ITCMED, Inc. ***	Assistant Treasurer –Tax	6/11 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

	Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

	MBC Investments Corporation #	Assistant Treasurer –Tax	11/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – Present

	Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

	Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

	Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

	Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

	Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

	Mellon Residential Funding Corporation ****	Assistant Treasurer –Tax	4/14 – Present

	National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer –Tax	7/11 – Present

	Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Northern Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

	PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

	Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

	Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC	Assistant Treasurer –Tax	11/14 - Present

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	USPLP, Inc. ***	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94105.
***	The address of the business so indicated is One Wall Street, New York, New York 10286.
****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL, 60602
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY, 10022
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA, 19462
++++	The address of the business so indicated is 500 Grant Street, Pittsburgh, PA 15258
+++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504
†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
†††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY, 10019
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA, 90024
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA, 19103

††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD
^	The address of the business so indicated is 4 New York Plaza, New York, NY, 10004
^^	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT, 06854-1940
^^^	The address of the business so indicated is One Wells Avenue, Newton, MA, 02459
^^^^	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT, 06107
^^^^^	The address of the business so indicated is 101 Barclay Street, 3rd Floor, New York, NY, 10286
^^^^^^	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA, 98402
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE, 19809
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY, 10017
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ, 07399
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX, 77002
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX, 77002
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA, 19406-1212
#######	The address of the business so indicated is 8400 E. Prentice Ave, Greenwood Village, CO, 80111
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY, 10104
Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.

2.	BNY Mellon Absolute Insight Funds, Inc.

3.	BNY Mellon Funds Trust
4.	CitizensSelect Funds
5.	Dreyfus Appreciation Fund, Inc.
6.	Dreyfus BASIC Money Market Fund, Inc.
7.	Dreyfus BNY Mellon Funds, Inc.
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Funds, Inc.
11.	The Dreyfus Fund Incorporated
12.	Dreyfus Government Cash Management Funds
13.	Dreyfus Growth and Income Fund, Inc.
14.	Dreyfus Index Funds, Inc.
15.	Dreyfus Institutional Cash Advantage Funds
16.	Dreyfus Institutional Preferred Money Market Funds

17.	Dreyfus Institutional Reserves Funds
18.	Dreyfus Intermediate Municipal Bond Fund, Inc.
19.	Dreyfus International Funds, Inc.
20.	Dreyfus Investment Funds
21.	Dreyfus Investment Grade Funds, Inc.
22.	Dreyfus Investment Portfolios
23.	The Dreyfus/Laurel Funds, Inc.
24.	The Dreyfus/Laurel Funds Trust

25.	Dreyfus Liquid Assets, Inc.
26.	Dreyfus Manager Funds I
27.	Dreyfus Manager Funds II
28.	Dreyfus Midcap Index Fund, Inc.
29.	Dreyfus Municipal Bond Opportunity Fund
30.	Dreyfus Municipal Cash Management Plus
31.	Dreyfus Municipal Funds, Inc.

32.	Dreyfus New Jersey Municipal Bond Fund, Inc.

33.	Dreyfus New York AMT-Free Municipal Bond Fund

34.	Dreyfus New York Municipal Cash Management
35.	Dreyfus New York Tax Exempt Bond Fund, Inc.
36.	Dreyfus Opportunity Funds
37.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
38.	Dreyfus Premier GNMA Fund, Inc.
39.	Dreyfus Premier Investment Funds, Inc.
40.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
41.	Dreyfus Premier Worldwide Growth Fund, Inc.
42.	Dreyfus Research Growth Fund, Inc.
43.	Dreyfus State Municipal Bond Funds
44.	Dreyfus Stock Funds

45.	The Dreyfus Socially Responsible Growth Fund, Inc.
46.	Dreyfus Stock Index Fund, Inc.
47.	Dreyfus Tax Exempt Cash Management Funds
48.	The Dreyfus Third Century Fund, Inc.
49.	Dreyfus Treasury & Agency Cash Management

50.	Dreyfus Treasury Securities Cash Management

51.	Dreyfus Ultra Short Income Fund

52.	Dreyfus U.S. Treasury Intermediate Term Fund
53.	Dreyfus U.S. Treasury Long Term Fund

54.	Dreyfus Variable Investment Fund

55.	General California Municipal Money Market Fund
56.	General Government Securities Money Market Funds, Inc.
57.	General Money Market Fund, Inc.
58.	General Municipal Money Market Funds, Inc.

59.	General New Jersey Municipal Money Market Fund, Inc.
60.	General New York AMT-Free Municipal Money Market Fund

61.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Kenneth Bradle**	President and Director	None
J. Charles Cardona*	Chairman of the Board and Co-Head	Executive Vice President (Money Market Funds Only)

Sue Ann Cormack†	Executive Vice President	None
Diane P. Durnin†††	Executive Vice President	None

Tracy Hopkins*	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None

Kimberly M. Mustin†††	Chief Executive Officer and Director	None
Paul D. Nobile†††	Executive Vice President	None
Christopher D. O'Connor†††	Executive Vice President	None

Irene Papadoulis**	Executive Vice President	None

Matthew Perrone*****	Executive Vice President	None
Cheryl M. Pipia†††	Executive Vice President	None

Bradley J. Skapyak*	Executive Vice President	President
Bill E. Sappington*	Executive Vice President and Director	None

Brie A. Steingarten*	Chief Legal Officer and Secretary	None
Eric P. Cola*	Senior Vice President	None
Mercedes Katz**	Senior Vice President	None

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer

Jaynthi Gandhi†††	Chief Compliance Officer (Broker-Dealer Business)	None
Katherine M. Scott*	Chief Risk Officer	None
Anthony Mayo*	Chief Technology Officer	None

Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None

Karin L. Waldmann**	Privacy Officer	None
Charles Doumar†††	Vice President – Tax	None

Timothy I. Barrett**	Vice President	None

Jill Gill*	Vice President	None

Kathleen Geis††	Vice President	None

Joseph R. Kane***	Vice President – Tax	None

Donna M. Impagliazzo**	Vice President – Compliance	None
Carla R. Wanzer**	Vice President	None

Claudine Orloski***	Vice President – Tax	None

John Shea†††	Vice President – Finance	None

Christopher A. Stallone**	Vice President	None

Susan Verbil****	Vice President – Finance	None
William Verity****	Vice President – Finance	None
James Windels*****	Vice President	Treasurer

Ronny Santos*	Assistant Vice President	None
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
Audrey Edwards***	Assistant Secretary	None
Susan K. Maroni***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None
Victor R. Siclari***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.

***	Principal business address is BNY Mellon Center, 500 Grant Street, Pittsburgh, PA 15258.
****	Principal business address is 101 Barclay Street, New York 10286.
*****	Principal business address is 2 Hanson Place, Brooklyn, New York 11217

†	Principal business address is 201 Columbine Street, Suite 200, Denver, CO 80206
††	Principal business address is 525 William Penn Place, Pittsburgh, PA 15259
†††	Principal business address is 225 Liberty Street, New York, NY 10286

Item 33. Location of Accounts and Records

  1. The Bank of New York Mellon
   225 Liberty Street
   New York, New York 10286

2. The Bank of New York Mellon
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

  3. BNY Mellon Investment Servicing (US), Inc.
   4400 Computer Drive
   Westborough, MA 01581

  4. The Dreyfus Corporation
   200 Park Avenue
   New York, New York 10166

  5. The Dreyfus Corporation
   2 Hanson Place
   Brooklyn, New York 11217

Item 34. Management Services

  Not Applicable

Item 35. Undertakings

  None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Amendment to the Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 15th of April 2016.

Dreyfus Institutional Preferred Money Market Funds

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	04/15/2016

Bradley J. Skapyak

/s/ James Windels*	Treasurer (Principal Financial Officer and Accounting Officer)	04/15/2016

James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board	04/15/2016

Joseph S. DiMartino

/s/ Francine J. Bovich*	Board Member	04/15/2016

Francine J. Bovich

/s/ J. Charles Cardona*	Board Member	04/15/2016

J. Charles Cardona

/s/ Gordon J. Davis*	Board Member	04/15/2016

Gordon J. Davis

/s/ Isabel P. Dunst*	Board Member	04/15/2016

Isabel P. Dunst

/s/ Robin A. Melvin*	Board Member	04/15/2016

Robin A. Melvin

/s/ Nathan Leventhal*	Board Member	04/15/2016

Nathan Leventhal

/s/ Roslyn M. Watson*	Board Member	04/15/2016

Roslyn M. Watson

/s/ Benaree Pratt Wiley*	Board Member	04/15/2016

Benaree Pratt Wiley

*BY:	/s/ Maureen E. Kane
Maureen E. Kane Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

(n)  Revised Rule 18f-3 Plan

Other Exhibits